SCANA Subsidiary Granted 2.89 Percent Increase in Retail Electric Rates

Columbia, SC, December 15, 2004 -- SCANA Corporation (NYSE: SCG) announced that, at a meeting held today, the South Carolina Public Service Commission (SCPSC) approved an overall increase of $41.4 million, or 2.89 percent, in the retail electric base rates for South Carolina Electric & Gas Company, SCANA's principal subsidiary.

The approved increase is less than the proposed $51.1 million, or 3.6 percent increase that was presented to the Commission as part of a settlement agreement reached among SCE&G, the staff of the SCPSC and the company's largest customers prior to the rate case proceedings. The reduction is primarily due to the lowering of the return on equity from the proposed 10.9 to 10.7 percent. The Commission ruling, however, gives SCE&G the opportunity to generate a return on equity of between 10.4 and 11.4 percent.

Beginning in January 2005, rates for SCE&G's various customer groups will increase as follows: o 4.44 percent for residential o 1.67 percent for small commercial o 2.53 percent for medium commercial o 1.01 percent for industrial/large commercial

For a residential customer using 1,000 kilowatt hours per month, the new rates will result in a monthly increase of approximately $3.93.

SCANA Senior Vice President and Chief Financial Officer Kevin Marsh said, "We are disappointed that the Commission did not approve the terms of the settlement agreement that was reached by the majority of the parties involved in this case
- including our largest industrial customers. The reduction in revenue from the request in our filing is due principally to the lower ROE granted by the Commission. We recognize this decision is based on a time when interest rates were low and the economy was still recovering from a recession. We will adjust our operations to match the level of revenue granted by the Commission in its order.

"On a positive note," he added, "we are very pleased that we will be able to fully recover the costs associated with building our Jasper generating plant, which will allow us to continue providing our customers with reliable service for years to come."

SCE&G filed its electric rate increase application July 1, 2004, primarily to recover the final portion of costs associated with building and operating the 875-megawatt Jasper County Generating Station, which went into commercial operation in May 2004. The company's application also requested recovery of additional capital costs for ongoing equipment upgrades needed to comply with more stringent federal air quality emission standards, as well as recovery of increases in other costs, all of which was approved by the Commission. SCE&G has had only one electric rate increase in the last eight years -- a 5.8 percent increase approved by the SCPSC in January 2003 that was largely associated with investments related to new electric generation facilities, including initial construction costs for the Jasper Station.

SCE&G President and Chief Operating Officer Neville Lorick said the new capacity was needed to help SCE&G meet the increasing demand for electricity by its customers, improve overall system reliability, and assist the company as it works to meet more stringent emission requirements associated with the Clean Air Act. "Since 1995, SCE&G's electric customer base has grown by nearly 18 percent. That growth put a severe strain on our electric generating facilities. The addition of the Jasper Station, which was designed and built to the highest environmental and efficiency standards, brings SCE&G's total generating capacity up to approximately 5,800 megawatts," he said.

"This rate case was really about support of our strategy of providing local power for local people," said Lorick. "We realize there is never a good time for a rate increase, but if we are to meet the growing energy needs of our customers, we must be able to invest in the continued growth and reliability of our electric system."


Lorick noted that, as part of its decision in this case, the Commission also complimented SCE&G's decision to use federal synthetic fuel tax credits to offset the capital cost of building the Lake Murray back-up dam. The $275 million remediation project, which was required by the Federal Energy Regulatory Commission to help ensure the safety of the dam in the event of a major earthquake, is on schedule for completion in 2005. "We proposed this special accounting treatment because we did not want to ask our customers to bear the cost of this federally-mandated project," said Lorick.

PROFILE

SCE&G is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 581,000 customers in 24 counties in the central, southern and southwestern portions of South Carolina. The company also provides natural gas service to approximately 276,000 customers in 34 counties in the state.

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations, telecommunications and other energy-related businesses. The Company serves approximately 581,000 electric customers in South Carolina and more than one million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company's website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and nonutility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by the Company's subsidiaries, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in the Company's accounting policies, (9) weather conditions, especially in areas served by the Company's subsidiaries, (10) performance of and marketability of the Company's investments in telecommunications companies, (11) performance of the Company's pension plan assets, (12) inflation, (13) changes in environmental regulations, (14) volatility in commodity natural gas markets and (15) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

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


                            Highlights of SCPSC Order
                                       for
                      South Carolina Electric & Gas Company


Date of Application           July 1, 2004

Docket Number                 2004-178-E

Date of Public Hearings       November 1 - 5, 2004

Date of SCPSC Decision        December 15, 2004

Test Period                   Twelve months ended March 31, 2004, as adjusted

                                     Requested                 Approved

Effective Date of New Rates           January 1, 2005   January 6, 2005

Annual Revenue Increase (millions)        $81.2               $41.4

Annual Percent Increase                   5.66%                2.89%

Return on Common Equity (ROE)            11.75%                10.7% (1)

Return on Rate Base                       9.18%                8.64%

Capital Structure and Cost of Capital (dollars in millions):

                         Requested in Application                     Approved in Final Order
                   Capital             Cost    Overall            Capital    Cost             Overall
                   Structure  Ratio    Rate    Cost/Return      Structure   Ratio     Rate    Cost/Return
                   ---------- ------  -------   --------          ---------- ------  -------   --------

Long-Term Debt    $1,985       46.53%  6.56%    3.05%             $1,985      46.96%   6.56%    3.08%
Preferred Stock      116        2.71   6.40     0.17                 116       2.73    6.40     0.17
Common Equity      2,166       50.76  11.75     5.96               2,127      50.31   10.70     5.39
                   -----       -----            ----               -----      -----             ----
Total             $4,267      100.00%           9.18%              4,228     100.00%            8.64%

(1) The Commission determined that a reasonable ROE is in the range of 10.4% to 11.4%, with rates being set at 10.7%.








           Status of Key Issues in SCPSC's Retail Electric Rate Order

Return on Common Equity (ROE)
The SCPSC authorized an ROE in a range from 10.4% to 11.4%, with rates being set at 10.7%. In its application, SCE&G had requested an ROE of 11.75%. The reduction in the allowed ROE reduced the company's requested annualized revenue increase by approximately $31.3 million. SCE&G had previously been authorized an ROE of 12.45% in Order No. 2003-38 dated January 31, 2003.

Jasper Electric Generating Station
The SCPSC order approves the total capital costs ($506 million), annual O&M expense ($6.5 million), firm gas capacity costs ($15.3 million) annual depreciation expense ($20.1 million) and annual property taxes ($5.2 million beginning in 2005) associated with the plant as requested by SCE&G. Approximately $276 million of Construction Work in Progress (CWIP) related to the plant had already been included in SCE&G's rate base in a 2003 rate order from the SCPSC. The order also reaffirms that the 875 MW plant is properly sized and that the company has properly accounted for the revenue related to both the 100 MW (2004-2005) and 250 MW (2004 - 2012) contracts providing for sales of capacity and energy to the North Carolina Electric Membership Corporation.

Lake Murray Dam Project
The order approves SCE&G's proposal, including the related accounting treatment, to offset the capital costs of this $275 million project with current and anticipated synthetic fuel tax credits. In January 2005, SCE&G will book in the income statement depreciation in an amount equal to the pre-tax value of all the synthetic fuel tax credits accrued as of that date, with the resulting increase in depreciation expense being offset by a reduction in income tax expense. Thereafter, additional depreciation expense would be recognized in amounts corresponding to the additional net synthetic fuel tax credits as they are generated.

AFUDC would continue to be recorded through December 31, 2004. Thereafter, carrying costs would be computed on the unamortized balance at the WACOC rate approved in this order.

Current projections indicate that all costs associated with this project will be recovered by the end of 2007 when the opportunity to earn synthetic fuel tax credits expires.

Depreciation Rates
The order approves SCE&G's proposal to annualize current depreciation rates ($7.6 million in additional annual depreciation expense) and approves new composite depreciation rates based on a recently completed depreciation study ($12.3 million in additional annual depreciation expense).

GridSouth RTO Costs
The order approves SCE&G's request to recover its investment in the GridSouth Regional Transmission Organization (RTO) project, which was undertaken in conjunction with Duke Power and Carolina Power & Light Company in response to the Federal Energy Regulatory Commission's Order 2000. As a result of changes in FERC's regulatory objectives relating to RTO's, the GridSouth RTO was suspended in June 2002. In its order, the SCPSC approved recovery of approximately $14 million in costs over a 5 year period.

Reconciliation of Requested and Approved Revenue Increase

                                                             Millions
Annual Revenue Increase Requested by SCE&G                    $81.2

SCPSC Adjustments:
   Reduction in Requested ROE                                  (31.3)
   Miscellaneous Other Adjustments                              (8.5)
                                                              -------

Annual Revenue Increase Approved by SCPSC            $ 41.4

Note: The final order of the SCPSC in this docket will be accessible electronically through the Commission's web site at www.psc.state.sc.us.


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